UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)

BENTHOS, INC.

CUSIP NUMBER 082641101

Common Stock

CUSIP NO. 082641101

1. NAME OF REPORTING PERSON (IRS IDENTIFICATION NO. OF ABOVE PERSON)

Athena Capital Management, Inc. 23-2520198
Minerva Group, LP
David P. Cohen

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

N/A

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Athena Capital Management, Inc. - Delaware
Minerva Group, LP - Delaware
David P. Cohen - U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER:
Minerva Group, LP - 27,900

6. SHARED VOTING POWER:
Athena Capital Management, Inc. - 52,768

7. SOLE DISPOSITIVE POWER:
Minerva Group, LP - 27,900

8. SHARED DISPOSITIVE POWER:
Athena Capital Management, Inc. - 52,768

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Athena Capital Management, Inc. - 52,768
Minerva Group, LP - 27,900
David P. Cohen - 80,668 (includes amounts beneficially owned by Athena and Minerva)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12. TYPE OF REPORTING PERSON

Athena Capital Management, Inc. - IA
Minerva Group, LP - PN
David P. Cohen - IN


Item 1(a) Name of Issuer: Benthos, Inc.

Item 1(b) Address of Issuer Principal Executive Offices:

49 Edgerton Drive
North Falmouth, MA 02556

Item 2(a) Name of Person Filing:

Athena Capital Management, Inc.
Minerva Group, LP
David P. Cohen

Item 2(b) Address of Principal Business Office:

4 Tower Bridge #222
200 Barr Harbor Drive
West Conshohocken, PA 19428

Item 2(c) Citizenship:

David P. Cohen is a U.S. Citizen. The reporting entities are organized under Delaware law.

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 082641101

Item 3 This statement is not filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4 Ownership: 	(a) Amount beneficially owned:

Athena Capital Management, Inc. - 52,768
Minerva Group, LP - 27,900
David P. Cohen - 80,668 (includes amounts beneficially owned by Athena and Minerva)

(b) Percent of Class: 5.7%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

	Minerva Group, LP - 27,900

(ii) shared power to vote or direct the vote:

	Athena Capital Management, Inc. - 52,768

(iii) sole power to dispose or direct the disposition of:

	Minerva Group, LP - 27,900

(iv) shared power to dispose or direct the disposition of:

	Athena Capital Management, Inc. - 52,768

Item 5 Ownership of Five Percent or less of a Class: N/A

Item 6 Ownership of More than Five Percent on Behalf of another person: N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N/A

Item 8 Identification and Classification of Members of the Group: N/A

Item 9 Notice of Dissolution of Group: N/A

Item 10 Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ATHENA CAPITAL MANAGEMENT, INC.

Date: February 9, 2005

David P. Cohen, President

By: /s/ Beth N. Lowson
----------------------
Beth N. Lowson

The Nelson Law Firm, LLC
75 South Broadway, 4th Floor
White Plains, NY  10601
Attorney-in-Fact

MINERVA GROUP, LP

Date: February 9, 2005

David P. Cohen, President

By: /s/ Beth N. Lowson
-----------------------
Beth N. Lowson

The Nelson Law Firm, LLC
75 South Broadway, 4th Floor
White Plains, NY  10601
Attorney-in-Fact




Date: February 9, 2005

David P. Cohen

By:/s/ Beth N. Lowson
-----------------------
Beth N. Lowson

The Nelson Law Firm, LLC
75 South Broadway, 4th Floor
White Plains, NY  10601
Attorney-in-Fact



POWER OF ATTORNEY


The undersigned does hereby constitute and appoint Stephen J. Nelson and Beth
N. Lowson, each of The Nelson Law Firm, LLC, 75 South Broadway, 4th Floor, White Plains, NY 10601, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of January 2004.



							/S/ David P. Cohen

							David P. Cohen